Exhibit 10.1

2022 FISCAL YEAR

EXECUTIVE OFFICER INCENTIVE BONUS PROGRAM

and DEFERRED COMPENSATION

To:	Paul J. Romanowski, Executive Vice President and Co-Chief Operating Officer of D.R. Horton, Inc. (the “Company”)

From:	Compensation Committee of the Board of Directors

Base Salary	$500,000 per year (2022 fiscal year)

2022 Fiscal Year Incentive Bonus Program

You have the opportunity to earn incentive performance bonuses under the D.R. Horton, Inc. 2018 Incentive Bonus Plan (the “2018 Plan”) and the Amended and Restated 2006 Stock Incentive Plan (the “2006 Equity Plan”) based upon the Company achieving consolidated Pre-Tax Income (see the “Annual Performance Bonus” below).

Annual Performance Bonus – Performance related to Pre-Tax Income:

Under the Annual Performance Bonus, you have the opportunity to earn the following performance-based bonus:

(1)	Up to 0.15% of Pre-Tax Income of the Company for the six-month period ending March 31, 2022 (but not below $0), and

(2)	Up to 0.15% of Pre-Tax Income of the Company for the six-month period ending September 30, 2022 (but not below $0).

Provided that for the fiscal year ending September 30, 2022 that no more than 0.15% of Pre-Tax Income for the year shall be paid to Mr. Romanowski under this bonus plan.

“Pre-Tax Income” shall mean income before income taxes, as publicly reported by the Company in its quarterly or annual financial statements, as applicable, prepared in accordance with generally accepted accounting principles. The financial statements shall mean the consolidated financial statements of the Company.

At the end of each semi-annual performance period, the Committee may review the level of performance achieved under the Annual Performance Bonus and, if an amount has been earned for that semi-annual performance period, determine whether to (i) currently pay all, part or none of the amount earned for that performance period, or (ii) defer to the end of the fiscal year paying all, part or none of the amount earned for the applicable performance period; provided that, any earned amounts and interim payments made are subject to the above maximum limits. The above maximum limits for the above performance periods are to be interpreted in a manner consistent with Section 4 of the 2018 Plan.

Consistent with the 2018 Plan, the Compensation Committee reserves the right to pay any bonus hereunder in cash or equity or a combination of both. The setting of this performance award shall not be deemed to be a current equity award.

At the end of the 2022 fiscal year, the Committee may use its sole discretion to adjust downward, in part or in whole, the Annual Performance Bonus based on performance of the Company, including based on total annual Pre-Tax Income, and performance of the participant.

Any equity awards would be awarded under the terms, conditions and individual limits of the 2006 Equity Plan. The equity award may take the form to be designated by the Compensation Committee. At the end of the fiscal year, the Committee reserves the right to adjust the number of equity shares downward in order to comply with the applicable individual limits in the 2018 Plan or the 2006 Equity Plan, as applicable.

Equity At a future meeting, the Compensation Committee will review awarding performance restricted stock units and time-based equity awards commensurate with and applicable to the EVP and COO position.

Deferred Compensation

The Company has established two Deferred Compensation Plans in which you may participate.

The D.R. Horton Deferred Compensation Plan provides for voluntary income deferrals by you.

SERP No. 2 is a promise by the Company to pay retirement benefits to you. If you are employed by the Company on September 30, 2022, the Company will establish a liability to you equal to 10% of your annual base pay as of October 1, 2021. This liability will accrue earnings in future years at a rate established by the administrative committee.

Please refer to the plan summaries and prospectuses related to the plans and the formal plan documents, each of which has previously been provided to you, for a more detailed description of the terms and conditions of each plan.